Exhibit 10.1 Resignation of Statenconsult

Royal Invest International Corp
For the attention of CEO Jerry Gruenbaum
Center Court Square Building
116 Court Street, Suite 707
New Haven, Connecticut 06510

Fax Number:  + INT 1.203.226.8645

October 24, 2008

Subject: Statutory directorship Royal Invest Dutch / European operations

This is to confirm as per our telephone conversation of October 22, 2008 and following the acceptance by the major shareholders of Royal Invest International Corp (RIIC) that both you in the role of CEO of RIIC,  and the main shareholders have agreed to dismiss Statenconsult / me from all my Statutory Corporate European Responsibilities as of October 22 2008, upon my request. This effects the scope of the services provided by Statenconsult as outlined in the Management agreement between RIIC and Statenconsult.

In view of Statenconsult and Royal Invest’s rapidly growing business opportunities, and the attention this requires, Statenconsult can no longer organize the minimal professional management service level commitment for Royal Invest European operation.

I hereby confirm to be fully cooperative in getting the new statutory director of Royal Invest Europe up and running. Through the Amsterdam office it has been confirmed that all necessary documents will be organised– including holding Statenconsult BV harmless for its management services provided up to date. I would appreciate it if you can follow this up.

It was a pleasure to be part of the Royal Invest team and wish you and the other team members success in the further development of the Royal Invest activities.

Yours sincerely,

/s/ D. Havenaar
D. Havenaar